FOR RELEASE: NEW HARTFORD, NY, November 21, 2024
CONTACT: Christopher R. Byrnes (315) 743-8376
chris_byrnes@partech.com,

PAR Technology Corporation Announces Agreements to Exchange $100 Million of its 2.875% Convertible Senior Notes Due 2026 for Shares of its Common Stock

New Hartford, NY – November 21, 2024 – PAR Technology Corporation (NYSE: PAR) (the “Company” or “PAR”) announced today that it has entered into privately negotiated agreements with certain holders of its outstanding 2.875% Convertible Senior Notes due 2026 (the “Notes”) to exchange $100 million aggregate principal amount of the Notes for approximately 2.4 million shares of the Company’s common stock and approximately $336,000 in cash (the “Notes Exchange”).

Savneet Singh, PAR Technology CEO commented, “In equitizing $100 million of our debt, we provide flexibility to our balance sheet to unlock future accretive investment opportunities.”

The Notes Exchange is expected to close on November 27, 2024, subject to customary closing conditions. Following the Notes Exchange, an aggregate of $20 million principal amount of the Notes will remain outstanding.

J.P. Morgan acted as sole agent with respect to the Notes Exchange. J. Wood Capital Advisors served as financial advisor to the Company with respect to the Notes Exchange.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall it constitute an offer to sell, solicitation or sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature, but rather are predictive of future operations, financial condition, business strategies and prospects. Forward-looking statements are generally identified by words such as “anticipate,” “believe,” “belief,” “continue,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “should,” “will,” “would,” “will likely result,” and similar expressions that are based on management’s current expectations and assumptions. Such statements include, without limitation, the timing of the Notes Exchange. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including, without limitation, market conditions, risks and trends. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect the Company and cause actual results to differ materially from those expressed in or implied by forward-looking statements contained in this press release, is included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

ABOUT PAR TECHNOLOGY

For over four decades, PAR Technology Corporation (NYSE: PAR) has been at the forefront of technology innovation in food service, helping businesses create exceptional guest experiences and connections. Our comprehensive suite of software and hardware solutions, including point-of-sale, digital ordering, loyalty, back-office management, and payments, serves a diverse range of hospitality and retail clients across more than 110 countries. With our "Better Together" ethos, PAR continues to deliver unified solutions that drive customer engagement, efficiency, and growth, all to make it easier for our customers to manage their operations. To learn more, visit partech.com or connect with us on LinkedIn, X (formerly Twitter), Facebook, and Instagram.

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